SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                        Date of Report
                        (Date of earliest
                        event reported):   February 1, 2000


                           Alliant Energy Corporation
             (Exact name of registrant as specified in its charter)


   Wisconsin                          1-9894                     39-1380265
(State or other                  (Commission File              (IRS Employer
jurisdiction of                      Number)                Identification No.)
incorporation)


              222 West Washington Avenue, Madison, Wisconsin 53703 (Address of principal executive offices, including zip code)


                                 (608) 252-3311
                         (Registrant's telephone number)



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Item 5.  Other Events.

         On February 1, 2000, Alliant Energy Resources, Inc., a wholly-owned subsidiary of Alliant Energy Corporation (the "Company"), completed a private placement of 5,940,960 Exchangeable Senior Notes due 2030 (the "Exchangeable Senior Notes") in accordance with Rule 144A under the Securities Act of 1933, as amended. The Exchangeable Senior Notes were issued in the original aggregate principal amount of $402.5 million and have an interest rate of 7.25% through February 15, 2003 and 2.5% thereafter. The Exchangeable Senior Notes are exchangeable for cash based upon a percentage of the value of McLeodUSA Incorporated Class A Common Stock ("McLeodUSA Stock"). The Company has agreed to fully and unconditionally guarantee the payment of principal and interest on the Exchangeable Senior Notes. As described below, the issuance of the Exchangeable Senior Notes may have certain accounting consequences for the Company that may affect the Company's reported earnings.

         Applicable accounting rules require the Company to record in the Company's statement of income any increase or decrease in the settlement value (i.e., the amount payable upon redemption or maturity) of the Exchangeable Senior Notes that results from changes in the market value of McLeodUSA Stock. Subject to applicable redemption premiums, the settlement value of the Exchangeable Senior Notes at any point in time is generally (assuming no deferrals of interest payments) the higher of (i) the original principal amount plus accrued interest less cash dividends or other distributions on the McLeodUSA Stock or (ii) the current market value of the shares of McLeodUSA Stock attributable to the Exchangeable Senior Notes. Any increase or decrease in the settlement value of the Exchangeable Senior Notes will be recorded as subtractions from, or additions to, the Company's reported net income. A significant increase in the market value of McLeodUSA Stock would significantly decrease the Company's reported net income. Similarly, a significant decrease in the market value of McLeodUSA Stock would significantly increase the Company's reported net income, subject to the condition that the settlement value of the Exchangeable Senior Notes will not be reduced below the original principal amount plus accrued interest less cash dividends or other distributions on the McLeodUSA Stock. These increases and decreases in reported investment income in the Company's statement of income will be non-cash in nature and will be reflected on the Company's balance sheet as increases and decreases in long-term debt.

         The Company records its investment in the McLeodUSA Stock (some of which shares are attributable to the Exchangeable Senior Notes) at its fair value, with changes in fair value recorded in other comprehensive income. Although the Company is not required to do so under the indenture pursuant to which the Exchangeable Senior Notes were issued, while the Exchangeable Senior Notes remain outstanding, the Company may hold shares of McLeodUSA Stock at least equal to the number of shares of McLeodUSA Stock attributable to the Exchangeable Senior Notes outstanding (the "Reference Stock"). If the Company continues to hold the Reference Stock, changes in the market value of the Reference Stock would generally approximately offset any changes in long-term debt, resulting in no material effect on the Company's reported common equity. However, if the market value of the Reference Stock decreases to an amount less than the settlement value of the Exchangeable Senior Notes, then the Company's reported common equity will decrease by an amount equal to the difference between the settlement value of the Exchangeable Senior Notes and the market value of the Reference Stock. If the Company no longer holds the Reference Stock, then the Company's reported common equity will increase or

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

decrease to reflect changes in the Company's long-term debt resulting from changes in the principal amount outstanding on the Exchangeable Senior Notes due to fluctuations in the market value of McLeodUSA Stock.

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted by the Company no later than January 1, 2001. The Company may choose to adopt SFAS 133 early. SFAS 133 may only be adopted on the first day of any quarter prior to the required adoption date. SFAS 133 will require the Company to split the value of the Exchangeable Senior Notes into a debt component and a derivative component. Any changes in the fair value of the derivative component subsequent to the SFAS 133 adoption date will be reflected as an increase or decrease in the Company's reported net income. At the date of initial adoption, SFAS 133 provides the Company a one-time ability to transfer any of the Company's available-for-sale securities, including a portion of its shares of McLeodUSA Stock, to the trading category. At the date of any such transfer from available-for-sale to trading, the Company would recognize in income the appreciation in the shares transferred. Although the Company is not required to hold a number of shares of McLeodUSA Stock equal to the number of Exchangeable Senior Notes outstanding, if the Company does so and if the Company elects to make this transfer from available-for-sale to trading, changes subsequent to the SFAS 133 adoption date in the fair value of the shares of McLeodUSA Stock so transferred will be reflected as an increase or decrease in the Company's reported net income.
Changes in the market value of the McLeodUSA Stock are expected to at least partially offset changes in the fair value of the derivative component of the Exchangeable Senior Notes; however, there may be periods with significant non-cash increases or decreases to the Company's net income pertaining to the Exchangeable Senior Notes and the related shares of McLeodUSA Stock.


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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ALLIANT ENERGY CORPORATION



Date:  February 15, 2000            By:  /s/ Daniel A. Doyle
                                         ----------------------------
                                         Daniel A. Doyle
                                         Vice President, Chief Accounting and
                                         Financial Planning Officer





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